Exhibit (k)(4)

CRESCENT PRIVATE CREDIT INCOME CORP.

MULTIPLE CLASS PLAN

January 3, 2023

This Multiple Class Plan (this “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Crescent Private Credit Income Corp., a Maryland corporation (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company that intends to elect to be regulated as a business development company under the 1940 Act;

WHEREAS, the Fund intends to rely on exemptive relief from the Securities and Exchange Commission that, if granted, will permit it to issue multiple classes of shares, and one of the conditions of this relief is that the Fund must comply with the provisions of Rule 18f-3 under the 1940 Act as if it were an open-end management investment company (the “Order”);

WHEREAS, Rule 18f-3 requires that a board of directors of an investment company offering multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to stockholder services and/or distribution arrangements, expense allocations and any related conversion features or exchange privileges; and

WHEREAS, the Board of Directors of the Fund (the “Board”) desires to adopt this Plan in order that the Fund may issue multiple classes (each, a “Class”) of shares of its common stock (“Shares”).

NOW THEREFORE, the Fund hereby voluntarily adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

Class Designation; General Description of Classes

The Fund may issue Shares in one or more Classes, as set forth in Exhibit A, as may be amended from time to time. Shares so issued will have the rights and preferences set forth in this Plan, the Fund’s Charter and Bylaws (each as amended from time to time) and any applicable resolutions adopted by the Board from time to time.

Shares issued in Classes will be issued subject to, and in accordance with, the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a)	each Class will have a different arrangement for stockholder services or the distribution of Shares or both, and will pay all of the expenses of that arrangement, as set forth in Exhibit A;

(b)

each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c)

each Class may pay a different management fee to the extent that any difference in amount paid is the result of the application of the same incentive fee provisions in the advisory contract of the Fund to the different investment performance of each Class;

(d)	each Class will have exclusive voting rights on any matter submitted to stockholders that relates solely to its arrangement;

(e)	each Class will have separate voting rights on any matter submitted to stockholders in which the interests of one Class differ from the interests of any other Class; and

(f)	except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class.

In addition, pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Distribution and Stockholder Servicing Plan (the “12b-1 Plan”) pursuant to which Class D and Class S Shares are subject to a stockholder servicing and/or distribution fee. Those fees are described in the 12b-1 Plan.

A 2% early repurchase deduction may be charged by the Fund with respect to any repurchase of Shares that have not been outstanding for at least one year (measured as of the subscription closing date immediately following the prospective date of repurchase of such Shares). This deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the stockholder. Such deduction will apply uniformly to all Shares regardless of Class.

Conversion Features; Exchange Privileges

At the end of the month in which the Fund’s intermediary manager (the “Intermediary Manager”), in conjunction with the transfer agent, determines that total transaction or other fees, including upfront placement fees or brokerage commissions charged directly by the intermediary, and stockholder servicing and/or distribution fees paid with respect to the Shares held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the Intermediary Manager or the applicable selling agent), the Fund will cease paying the stockholder servicing and/or distribution fee on the Class S shares and Class D shares in such stockholder’s account. Compensation paid with respect to the shares in a stockholder’s account will be allocated among each share such that the compensation paid with respect to each individual share will not exceed 10% of the offering price of such share. The Fund may modify this requirement in a manner that is consistent with applicable exemptive relief. At the end of such month, the Class S shares or Class D shares in such stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate net asset value as such Class S or Class D shares.

Consistent with the Order, any future Share of a Class that is subject to asset-based service or distribution fees shall convert to a class with no asset-based service or distribution fees upon such Share reaching the applicable sales charge cap determined in accordance with FINRA Rule 2310. The sales charge cap shall be calculated on a per Share basis, such that underwriting compensation paid with respect to each individual Share will not exceed 10% of the offering price of such Share.

Shares of one Class may be exchange, at the stockholder’s option, for Shares of another class of the Fund, if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s prospectus as from time to time in effect (the “Prospectus”) and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the stockholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such stockholder seeks to exchange.

Expense Allocations of Each Class

Class-specific expenses of the Fund shall be allocated to the specific Class. Non-class specific expenses shall be allocated in accordance with Rule 18f-3 and any related guidance from the SEC or its staff. All expenses incurred by the Fund will be allocated, as provided for herein, among its Classes based on the respective net assets of the Fund attributable to each such Class, except that the net asset value and expenses of each Class will reflect the expenses associated with the 12b-1 Plan of that class (if any), stockholder services fees attributable to a particular class (including transfer agency fees, if any) and any other incremental expenses of that Class. The value of the Fund’s net assets attributable to each Class shall be computed in the manner specified in the Prospectus for the computation of the Fund’s net asset value.

In addition to different expenses associated with the Rule 12b-1 Plan, each Class may pay a different amount of the following expenses:

(a)	administrative and/or accounting or similar fees (each as described in the Prospectus) incurred by a specific Class;

(b)	legal, printing and postage expenses related to preparing and distributing to current stockholders of a specific Class materials such as stockholder reports, Prospectuses and proxies;

(c)	blue sky fees incurred by a specific Class;

(d)	SEC registration fees incurred by a specific Class;

(e)	expenses of administrative personnel and services required to support the stockholders of a specific Class;

(f)	Directors’ fees incurred as a result of issues relating to a specific Class;

(g)	auditors’ fees, litigation expenses, and other legal fees and expenses relating to a specific Class;

(h)	incremental transfer agent fees and stockholder servicing expenses identified as being attributable to a specific Class;

(i)	account expenses relating solely to a specific Class;

(j)	expenses incurred in connection with any stockholder meetings as a result of issues relating to a specific Class; and

(k)

any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a Class or related to a Class’ receipt of services of a different kind or to a different degree than another Class.

Expenses of the Fund allocated to a particular Class of the Fund are borne on a pro rata basis by each outstanding Share of that Class.

Waivers and Reimbursements

Fees and expenses may be waived or reimbursed by Crescent Cap NT Advisors, LLC, the Fund’s investment adviser, or any other service provider to the Fund. Such waiver or reimbursement may be applicable to some or all of the Classes and may be in different amounts for one or more Classes.

Income, Gains and Losses

Income, realized gains and losses and unrealized appreciation and depreciation shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund, in each case in accordance with U.S. Generally Accepted Accounting Principles.

Class Designation

Subject to approval by the Board, the Fund may alter the nomenclature for the designation of one or more Classes.

Additional Information

Nothing in this Plan will be deemed to require the Fund to take any action contrary to its Charter or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

This Plan will be construed in accordance with the internal laws of the State of Maryland and the applicable provisions of the 1940 Act. If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

This Plan is qualified by and subject to the terms of the then-current Prospectus for the applicable Class; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of the Classes contained in this Plan.

Effective Date; Termination and Amendments

The effective date of this Plan (the “Effective Date”) shall be the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended, with respect to more than one Class.

This Plan may be terminated or amended at any time with respect to the Fund or a Class thereof by a vote of a majority of the Board, including a majority of the Directors who are not considered “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund.

EXHIBIT A

Class	Stockholder Servicing and/or Distribution Fee	Sales Loads
	(calculated per annum as a percent of the aggregate NAV as of the beginning of the first calendar day of each applicable month)
Class I	N/A	N/A
Class S	0.85%	N/A
Class D	0.25%	N/A

As of: January 3, 2023